FEDERAL DEPOSIT INSURANCE CORPORATION

WASHINGTON, D.C.

WASHINGTON DEPARTMENT OF FINANCIAL INSTITUTIONS

OLYMPIA, WASHINGTON

In the Matter of CASCADE BANK EVERETT, WASHINGTON (INSURED STATE NONMEMBER BANK)	CONSENT ORDER FDIC-10-322b

The Federal Deposit Insurance Corporation ("FDIC") is the appropriate Federal banking agency for Cascade Bank, Everett, Washington ("Bank") under Section 3(q) of the Federal Deposit Insurance Act ("FDI Act"), 12 U.S.C. § 1813(q)(3). The Washington Department of Financial Institutions ("WDFI") is the appropriate State banking agency for the Bank under Title 30 of the Revised Code of Washington.

The Bank, by and through its duly elected and acting Board of Directors ("Board"), has executed a Stipulation to the Issuance of a Consent Order ("Stipulation"), dated July 20, 2010, that is accepted by the FDIC and the WDFI. With the Stipulation, the Bank has consented, without admitting or denying any charges of unsafe or unsound banking practices relating to asset quality, capital, earnings, management, liquidity and sensitivity to market risk or any violations of law or regulations, to the issuance of this Consent Order ("Order") by the FDIC and the WDFI pursuant to Section 8(b)(1) of the FDI Act, and Revised Code of Washington, Anno. § 30.04.450 ("RCW").

Having determined that the requirements for issuance of an order under Section 8(b) of the FDI Act, 12 U.S.C. § 1818(b), and RCW have been satisfied, the FDIC and the WDFI hereby order that:

1. The Bank shall have and retain qualified management.

(a) Each member of management shall have qualifications and experience commensurate with his or her duties and responsibilities at the Bank. Management shall include the following: (i) a chief executive officer with proven ability in managing a bank of comparable size and risk profile; (ii) a chief financial officer with proven ability in all aspects of financial management; and (iii) a senior credit officer with significant lending, collection, and loan supervision experience and experience in upgrading a low quality loan portfolio. Each member of management shall be provided appropriate written authority from the Board to implement the provisions of this Order.

(b) The qualifications of management shall be assessed on its ability to:

(i) comply with the requirements of this Order;

(ii) operate the Bank in a safe and sound manner;

(iii) comply with applicable laws and regulations; and

(iv) restore all aspects of the Bank to a safe and sound condition, including asset quality, capital adequacy, earnings, management effectiveness, liquidity, and sensitivity to market risk.

(c) During the life of this Order, the Bank shall notify the Regional Director of the FDIC's San Francisco Regional Office ("Regional Director") and the Director of Banks of the Washington Department of Financial Institutions ("Director of Banks") in writing when it proposes to add or replace any individual on the Board, or employ any individual to serve as

a senior executive officer, or change the responsibilities of any existing senior executive officer to include the responsibilities of another senior executive officer position. The term "senior executive officer" shall have the same meaning ascribed to it in Part 303 of the FDIC's Rules and Regulations, 12 C.F.R. § 303.101. The notification shall include a completed Interagency Biographical and Financial Report and Interagency Change in Director or Senior Executive Officer and must be received at least 30 days before the addition, employment or change of responsibilities is intended to become effective. The Regional Director and the Director of Banks shall have the power under the authority of this Order to disapprove the addition, employment or change of responsibilities of any proposed officer or director.

(d) The requirement to submit information and the prior disapproval provisions of this paragraph are based upon the authority of 12 U.S.C. § 1818(b) and do not require the Regional Director and the Director of Banks to complete their review and act on any such information or authority within 30 days, or any other timeframe. The Bank shall not add, employ or change the responsibilities of any proposed director or senior executive officer until such time as the Regional Director and the Director of Banks have completed their review.

2. Within 30 days from the effective date of this Order, the Board shall increase its participation in the affairs of the Bank, assuming full responsibility for the approval of sound policies and objectives and for the supervision of all of the Bank's activities, consistent with the role and expertise commonly expected for directors of banks of comparable size. This participation shall include meetings to be held no less frequently than monthly at which, at a minimum, the following areas shall be reviewed and approved: reports of income and expenses; new, overdue, renewal, insider, charged-off, and recovered loans; investment activity; liquidity

and funds management activities; operating policies; and individual committee actions. The Board minutes shall document these reviews and approvals, including the names of any dissenting directors.

3. (a) Within 120 days from the effective date of this Order, the Bank shall increase and thereafter maintain its Tier 1 capital in such an amount to ensure that the Bank's leverage ratio equals or exceeds 10 percent.

(b) Within 120 days from the effective date of this Order, the Bank shall increase and thereafter maintain its total risk-based capital ratio in such an amount as to equal or exceed 12 percent.

(c) Within 60 days from the effective date of this Order, the Bank shall develop and adopt a plan to meet and maintain the capital requirements of this Order and to comply with the FDIC's Statement of Policy on Risk-Based Capital contained in Appendix A to Part 325 of the FDIC's Rules and Regulations, 12 C.F.R. Part 325, Appendix A. Such plan and its implementation shall be in a form and manner acceptable to the Regional Director and the Director of Banks as determined at subsequent examinations and/or visitations.

(d) The level of capital to be maintained during the life of this Order shall be in addition to a fully funded allowance for loan and lease losses ("ALLL") the adequacy of which shall be satisfactory to the Regional Director and the Director of Banks as determined at subsequent examinations and/or visitations. Any increase in Tier 1 capital necessary to meet the requirements of this paragraph may not be accomplished through a deduction from the Bank's ALLL.

(e) For the purposes of this Order, the terms "leverage ratio," "Tier 1 capital" and "total risk-based capital ratio" shall have, the meanings ascribed to them in Part 325 of the FDIC's Rules and Regulations, 12 C.F.R. §§ 325.2(m), 325.2(v), 325.2(y), and Appendix A.

4. The Bank shall not pay cash dividends or make any other payments to its shareholders without the prior written consent of the Regional Director and the Director of Banks.

5. (a) Within 10 days from the effective date of this Order, the Bank shall eliminate from its books, by charge-off or collection, all assets classified "Loss" and all amounts in excess of the fair value of the underlying collateral for assets classified "Doubtful" in the Report of Visitation dated February 16, 2010 ("ROV") that have not been previously collected or charged off. Elimination of these assets through proceeds of other loans made by the Bank to the same or an affiliated borrower is not considered collection for the purpose of this paragraph.

(b) Within 180 days from the effective date of this Order, the Bank shall have reduced the assets classified "Substandard" and "Doubtful" in the ROV, that have not previously been charged off to not more than 130 percent of the Bank's Tier 1 capital and ALLL.

(c) The requirements of this paragraph are not to be construed as standards for future operations and, in addition to the foregoing, the Bank shall eventually reduce the total of all adversely classified assets. Reduction of these assets through proceeds of other loans made by the Bank to the same or an affiliated borrower is not considered collection for the purpose of this paragraph. As used in this paragraph the word "reduce" means:

(i) to collect;

(ii) to charge-off; or

(iii) to sufficiently improve the quality of assets adversely classified to warrant removing any adverse classification, as determined by the FDIC and the WDFI.

6. Within 30 days from the effective date of this Order, the Board shall develop or revise, adopt and implement a comprehensive policy for determining the adequacy of the ALLL. For the purpose of this determination, the adequacy of the reserve shall be determined after the charge-off of all loans or other items classified "Loss." The policy shall provide for a review of the allowance at least once each calendar quarter. Said review shall be completed in order that the findings of the Board with respect to the ALLL are properly reported in the quarterly Reports of Condition and Income. The review shall focus on the results of the Bank's internal loan review, loan loss experience, trends of delinquent and non-accrual loans, an estimate of potential loss exposure of significant credits, concentrations of credit, and present and prospective economic conditions. A deficiency in the allowance shall be remedied in the calendar quarter it is discovered, prior to submitting the Report of Condition, by a charge to current operating earnings. The minutes of the Board meeting at which such review is undertaken shall indicate the results of the review. Upon completion of the review, the Bank shall increase and maintain its ALLL consistent with the ALLL policy established. Such policy and its implementation shall be satisfactory to the Regional Director and the Director of Banks as determined at subsequent examinations and/or visitations.

7. (a) Beginning with the effective date of this Order, the Bank shall not extend, directly or indirectly, any additional credit to, or for the benefit of, any borrower who has a loan or other extension of credit from the Bank that has been charged off or classified, in whole or in part, "Loss" and is uncollected. This paragraph shall not prohibit the Bank from renewing or extending the maturity of any credit in accordance with the Financial Accounting Standards

Board ("FASB") Accounting Standards Codification 470-60 ("ASC 470-60"), formerly known as FASB Statement Number 15 ("FAS 15").

(b) Beginning with the effective date of this Order, the Bank shall not extend, directly or indirectly, any additional credit to, or for the benefit of, any borrower who has a loan or other extension of credit from the Bank that has been classified, in whole or part, "Doubtful" or "Substandard" without the prior approval of a majority of the Board or loan committee of the Bank. The Board and loan committee shall not approve any extension of credit or additional credit to such borrowers without first collecting in cash all past due interest.

8. Within 30 days from the effective date of this Order, the Bank shall develop or revise, adopt, and implement a written plan, approved by its Board and acceptable to the Regional Director and the Director of Banks for systematically reducing the amount of loans or other extensions of credit advanced, directly or indirectly, to or for the benefit of, any borrowers in the Commercial Real Estate ("CRE") Concentration, with particular emphasis on those borrowers in the land acquisition, development and construction ("ADC") area. Such plan shall be in conformance with Appendix A of Part 365 of the FDIC's Rules and Regulations, 12 C.F.R. Part 365, Appendix A; and Financial Institution Letter (FIL)-104-2006, Commercial Real Estate Lending Joint Guidance, dated December 12, 2006.

9. (a) Within 30 days from the effective date of this Order, the Bank shall develop a written plan, approved by its Board for systematically reducing the level of nonperforming assets and/or assets listed for "special mention" by the Bank to an acceptable level. The plan and its implementation shall be satisfactory to the Regional Director and the Director of Banks as determined at subsequent examinations and/or visitations.

(b) As used in this paragraph the word "reduce" means:

(i) to collect;

(ii) to charge-off; or

(iii) to sufficiently improve the quality of assets on the watchlist to warrant their removal from the list, as determined by the FDIC and the WDFI.

10. Within 30 days from the effective date of this Order, the Bank shall develop or revise, adopt, and implement a written liquidity and funds management policy that adequately addresses liquidity needs and appropriately reduces its reliance on non-core funding sources. Such policy and its implementation shall be satisfactory to the Regional Director and the Director of Banks as determined at subsequent examinations and/or visitations.

11. (a) Within 30 days from the effective date of this Order, the Bank shall develop or revise, adopt, and implement a written three-year strategic plan. Such plan shall be submitted to the Regional Director and the Director of Banks and shall include specific goals for the dollar volume of total loans, total investment securities, and total deposits as of year-end 2010, 2011, and 2012. For each time frame, the plan will also specify:

(i) the anticipated average maturity and average yield on loans and securities;

(ii) the average maturity and average cost of deposits;

(iii) the level of earning assets as a percentage of total assets; and

(iv) the ratio of net interest income to average earning assets.

Such plan and its implementation shall be satisfactory to the Regional Director and the Director of Banks as determined at subsequent examinations and/or visitations.

(b) Such plan shall also address retention of profits, reducing overhead expenses, and setting forth a comprehensive budget covering the period 2010 through 2012. The

plan required by this Paragraph shall contain formal goals, strategies and benchmarks which are consistent with sound banking practices to improve the Bank's net interest margin, increase interest income, reduce discretionary expenses, and improve and sustain earnings of the Bank. It shall also contain a thorough description of the operating assumptions that form the basis for, and adequately support, each major component of the plan.

(c) Following the end of each calendar quarter, the Board shall evaluate the Bank's actual performance in relation to the plan and shall record the results of the evaluation, and any actions taken by the Bank, in the minutes of the Board meeting at which such evaluation is undertaken.

13. (a) During the life of this Order, the Bank shall comply with the provisions of section 337.6 of the FDIC's Rules and Regulations, 12 C.F.R. § 337.6.

(b) Within 60 days from the effective date of this Order the Bank shall submit to the Regional Director and the Director of Banks a written plan for eliminating its reliance on brokered deposits. The plan shall contain details as to the current composition of brokered deposits by maturity and explain the means by which such deposits will be reduced. For purposes of this Order, brokered deposits are defined as described in section 337.6(a)(2) of the FDIC's Rules and Regulations, 12 C.F.R. § 337.6(a)(2). Such plan and its implementation shall be satisfactory to the Regional Director and the Director of Banks as determined at subsequent examinations and/or visitations.

14. Within 30 days from the effective date of this Order, the Bank shall eliminate and/or correct all violations of law, as more fully set forth in the ROV and the Report of Examination dated May 18, 2009. In addition, the Bank shall take all necessary steps to ensure future compliance with all applicable laws and regulations.

15. Within 30 days of the end of the first quarter following the effective date of this Order, and within 30 days of the end of each quarter thereafter, the Bank shall furnish written progress reports to the Regional Director and the Director of Banks detailing the form and manner of any actions taken to secure compliance with this Order and the results thereof. Such reports shall include a copy of the Bank's Reports of Condition and Income. Such reports may be discontinued when the corrections required by this Order have been accomplished and the Regional Director and the Director of Banks have released the Bank in writing from making further reports.

16. Following the effective date of this Order, the Bank shall provide a copy of the Order or otherwise furnish a description of the Order to its shareholder(s) in conjunction with:

(a) the Bank's next shareholder communication; and

(b) the notice or proxy statement preceding the Bank's next shareholder meeting.

The description shall fully describe the Order in all material respects. The description and any accompanying communication, statement, or notice shall be sent to the FDIC, Division of Supervision and Consumer Protection, Accounting and Securities Disclosure Section, 550 17th Street, N.W., Washington, D.C. 20429, at least 20 days prior to dissemination to shareholders. Any changes requested to be made by the FDIC shall be made prior to dissemination of the description, communication, notice, or statement.

The provisions of this Order shall not bar, estop, or otherwise prevent the FDIC, the WDFI, or any other federal or state agency or department from taking any other action against the Bank or any of the Bank's current or former institution-affiliated parties, as that term is defined in Section 3(u) of the FDI Act, 12 U.S.C. § 1813(u).

This Order will become effective upon its issuance by the FDIC and the WDFI.

The provisions of this Order shall be binding upon the Bank, its institution-affiliated parties, and any successors and assigns thereof.

The provisions of this Order shall remain effective and enforceable except to the extent that and until such time as any provision has been modified, terminated, suspended, or set aside by the FDIC and the WDFI.

Issued pursuant to delegated authority

Dated at San Francisco, California, this 21st day of July, 2010.

/s/ J. George Doerr
J. George Doerr
Deputy Regional Director
Risk Management
Division of Supervision and Consumer Protection
San Francisco Region
Federal Deposit Insurance Corporation

/s/ Brad Williamson
Brad Williamson
Director of Banks, Washington
Department of Financial Institutions